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EXHIBIT 21

List of Subsidiaries

Name	State/Country of organization or incorporation
Western Brands Holding Company, Inc.	Colorado
Crocs Online, Inc.	Colorado
Crocs Retail, Inc.	Colorado
Jibbitz, LLC	Colorado
Fury, Inc.	Colorado
Ocean Minded, Inc.	Colorado
Crocs Marine, Ltd.	Cayman
Crocs Puerto Rico, Inc.	Puerto Rico
Crocs Mexico S.de.R.L. de CV	Mexico
Crocs Servicios S.de.R.L. de CV	Mexico
4246519 Canada Inc.	Canada
Crocs Canada, Inc.	Canada
Colorado Footwear C.V.	Netherlands
Crocs Europe B.V.	Netherlands
Crocs UK Limited	United Kingdom
Exo Italia, S.r.l.	Italy
Crocs Nordic Oy	Finland
Crocs Asia Pte. Ltd.	Singapore
Crocs Australia Pty. Ltd	Australia
Heirs and Grace Pty. Ltd.	Australia
Crocs New Zealand Limited	New Zealand
Crocs Hong Kong Ltd.	Hong Kong
Crocs Industrial (Hong Kong) Co. Ltd.	Hong Kong
Crocs Industrial (Shenzhen) Co. Ltd.	China
Crocs Brasil Comercio de Calcados Ltda.	Brazil
Bite, Inc.	Colorado
Crocs Foundation, Inc.	Colorado
Crocs Stores Oy	Finland
Crocs Stores B.V.	Netherlands
Crocs Germany Gmbh	Germany
Crocs Korea Pte Ltd.	Korea
Crocs India Private Limited	India
Crocs Argentina S.r.l.	Argentina
Panama Footwear	Panama
Crocs India Retail Limited	India
Crocs Trading (Shanghai) Co. Ltd.	China
Crocs South Africa	South Africa
Crocs BH LLC	Bosnia-Herzegovina
Crocs CIS	Russia
RA Footwear	United States

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  EXHIBIT 21
List of Subsidiaries